[Minnesota Mutual Letterhead]

CONTRACT OWNER:

CONTRACT NUMBER:

EFFECTIVE DATE:

CONTRACT ANNIVERSARY:

JURISDICTION:  MINNESOTA

PLAN:

The Minnesota Mutual Life Insurance Company (herein called Minnesota Mutual) agrees to accept purchase payments hereunder from the Contract Owner, to account for such purchase payments in the manner provided herein, and to pay contract benefits in such amounts and to such persons as are designated in writing by the Contract Owner or its designee.

This contract is issued in consideration of the application by the Contract Owner, a copy of which is attached to, and made a part of this contract, and the tender of purchase payments under this contract by the Contract Owner.
Minnesota Mutual agrees to make annuity and other payments in accordance with the provisions on this and the subsequent pages, all of which are a part of this contract.

This contract shall be governed by the laws of the jurisdiction indicated above. This contract is executed by Minnesota Mutual at its Home Office in Saint Paul, Minnesota, to take effect as of the Effective Date.


Secretary                                                              President
                                    Registrar





                    GROUP DEFERRED VARIABLE ANNUITY CONTRACT
                                    ALLOCATED
                PROVISION FOR FIXED AND VARIABLE ANNUITY PAYMENTS

             ALL PAYMENTS AND VALUES PROVIDED BY THIS CONTRACT, WHEN
            BASED ON THE INVESTMENT EXPERIENCE OF A SEPARATE ACCOUNT, ARE VARIABLE AND NOT GUARANTEED AS TO FIXED DOLLAR AMOUNT


95-9332

                                TABLE OF CONTENTS

SECTION 1.  DEFINITIONS                                        PAGE

1.01  Plan. . . . . . . . . . . . . . . . . . . . . . . . . .    2
1.02  Participant . . . . . . . . . . . . . . . . . . . . . .    2
1.03  Annuitant . . . . . . . . . . . . . . . . . . . . . . .    2
1.04  Annuity Payments. . . . . . . . . . . . . . . . . . . .    2
1.05  Fixed Annuity . . . . . . . . . . . . . . . . . . . . .    2
1.06  Variable Annuity. . . . . . . . . . . . . . . . . . . .    2
1.07  Annuity Commencement Date . . . . . . . . . . . . . . .    2
1.08  General Account . . . . . . . . . . . . . . . . . . . .    2
1.09  Separate Account. . . . . . . . . . . . . . . . . . . .    3
1.10  Participant's Accumulation Value. . . . . . . . . . . .    3
1.11  Fund. . . . . . . . . . . . . . . . . . . . . . . . . .    3
1.12  Valuation Date. . . . . . . . . . . . . . . . . . . . .    3
1.13  Valuation Period. . . . . . . . . . . . . . . . . . . .    3
1.14  Participation Year. . . . . . . . . . . . . . . . . . .    3
1.15  Unit. . . . . . . . . . . . . . . . . . . . . . . . . .    3
1.16  1940 Act. . . . . . . . . . . . . . . . . . . . . . . .    4
1.17  Code. . . . . . . . . . . . . . . . . . . . . . . . . .    4
1.18  TSA Loan Account. . . . . . . . . . . . . . . . . . . .    4

SECTION 2.  PURCHASE PAYMENTS

2.01  Amount of Purchase Payments . . . . . . . . . . . . . .    5
2.02  Limitation of Purchase Payments . . . . . . . . . . . .    5
2.03  Application of Purchase Payments. . . . . . . . . . . .    5
2.04  Allocation of Purchase Payments . . . . . . . . . . . .    5
2.05  Separate Account Allocation . . . . . . . . . . . . . .    6
2.06  Changes to the Separate Account . . . . . . . . . . . .    6

SECTION 3.  CONTRACT CHARGES

3.01  Deferred Sales Charge . . . . . . . . . . . . . . . . .    7
3.02  Separate Account Charges  . . . . . . . . . . . . . . .    7

SECTION 4.  VALUATION

4.01  Participant's Accumulation Value  . . . . . . . . . . .    9
4.02  Accumulation Unit Value . . . . . . . . . . . . . . . .    9
4.03  Net Investment Factor . . . . . . . . . . . . . . . . .    9
4.04  Annuity Unit Value  . . . . . . . . . . . . . . . . . .   10
4.05  General Account Interest  . . . . . . . . . . . . . . .   10


                                                                              1A

SECTION 5.  WITHDRAWALS AND TRANSFERS

5.01  Withdrawal Provisions   . . . . . . . . . . . . . . . .   11
5.02  Withdrawal Restrictions   . . . . . . . . . . . . . . .   12
5.03  Hardship Withdrawal Provisions  . . . . . . . . . . . .   12
5.04  Tax Penalties   . . . . . . . . . . . . . . . . . . . .   12
5.05  Transfer of Participant's Accumulation Value  . . . . .   13
5.06  Transfers of the General Account  . . . . . . . . . . .   13
5.07  Transfers from the Separate Account . . . . . . . . . .   13

SECTION 6.  CONTRACT LOANS

6.01  Loan Provisions   . . . . . . . . . . . . . . . . . . .   14
6.02  Loan Restrictions . . . . . . . . . . . . . . . . . . .   14
6.03  Loan Interest Rate  . . . . . . . . . . . . . . . . . .   15
6.04  Loan Repayment  . . . . . . . . . . . . . . . . . . . .   15
6.05  Impact of Withdrawal on Loan  . . . . . . . . . . . . .   16

SECTION 7.  BENEFIT PROVISIONS

7.01  Death Benefits  . . . . . . . . . . . . . . . . . . . .   17
7.02  Annuity Commencement Date . . . . . . . . . . . . . . .   17
7.03  Election of Annuity Option  . . . . . . . . . . . . . .   17
7.04  Application of Accumulation Value . . . . . . . . . . .   17
7.05  Annuity Payment Options . . . . . . . . . . . . . . . .   18
7.06  Election of Annuity Form  . . . . . . . . . . . . . . .   18
7.07  Determination of Fixed Annuity Payment  . . . . . . . .   19
7.08  Determination of Variable Annuity Payments  . . . . . .   21
7.09  Transfers During the Annuity Period . . . . . . . . . .   21
7.10  Lump Sum Settlement . . . . . . . . . . . . . . . . . .   22

SECTION 8.  SUSPENSION AND TERMINATION

8.01  Suspension of Purchase Payments . . . . . . . . . . . .   23
8.02  Termination of Contract . . . . . . . . . . . . . . . .   23
8.03  Effect of Termination . . . . . . . . . . . . . . . . .   23
8.04  Lump Sum Termination Value  . . . . . . . . . . . . . .   24
8.05  Installment Termination Value . . . . . . . . . . . . .   25
8.06  Final Termination . . . . . . . . . . . . . . . . . . .   25

SECTION 9.  GENERAL PROVISIONS

9.01  Contract  . . . . . . . . . . . . . . . . . . . . . . .   26
9.02  Modification of Contract  . . . . . . . . . . . . . . .   26
9.03  Beneficiary . . . . . . . . . . . . . . . . . . . . . .   26


                                                                              1C

9.04  Participation in Divisible Surplus  . . . . . . . . . .   27
9.05  Certificates and Statements . . . . . . . . . . . . . .   27
9.06  Misstatement of Age   . . . . . . . . . . . . . . . . .   27
9.07  Assignment  . . . . . . . . . . . . . . . . . . . . . .   27
9.08  Contract Values . . . . . . . . . . . . . . . . . . . .   27
9.09  Annuity Reserves  . . . . . . . . . . . . . . . . . . .   28


                                                                              1C

SECTION 1.  DEFINITIONS

1.01   PLAN

       "Plan" means the Plan specified on Page 1 of this contract. The Plan must meet the requirements for qualification under Section 403(b) of the Internal Revenue Code, as amended, or other section of the Code allowing similar tax treatment.

1.02   PARTICIPANT

       A person eligible to participate under the Plan, and on whose behalf purchase payments have been or are being made under this contract.

1.03   ANNUITANT

       A person eligible to receive lifetime benefits under this contract. Joint annuitants will be considered a single entity.

1.04   ANNUITY PAYMENTS

       A series of payments made at regular intervals to the Annuitant or any other payee. Annuity Payments will be due and payable only on the first day of a calendar month.

1.05   FIXED ANNUITY

       An annuity payable from the General Account, with payments which remain fixed as to dollar amount throughout the period of Annuity Payments.

1.06   VARIABLE ANNUITY

       An annuity payable from the Separate Account with payments which increase or decrease in dollar amount to reflect the investment experience of the sub-accounts of the Separate Account.

1.07   ANNUITY COMMENCEMENT DATE

       The date upon which Annuity Payments begin, as determined in accordance with the Plan.

1.08   GENERAL ACCOUNT

       All assets of Minnesota Mutual other than those in Separate Accounts established by Minnesota Mutual.

1.09   SEPARATE ACCOUNT

       A separate investment account titled Minnesota Mutual Group Variable Annuity Account. This Separate Account was established by Minnesota Mutual for this class of contract under Minnesota law. The Separate Account is composed of several sub-accounts. The assets of the Separate Account belong to Minnesota Mutual and shall be held and applied exclusively for the holders of those contracts on a variable basis for which the Separate Account has been established. Those assets are not subject to claims arising out of any other business which Minnesota Mutual may conduct.

1.10   PARTICIPANT'S ACCUMULATION VALUE

       The sum of the individual Participant's values under this contract in the General Account and/or the Separate Account. In the General Account, this is the General Account Accumulation Value. In the Separate Account, this is the Separate Account Accumulation Value. The Separate Account portion is composed of the Participant's interests in one or more sub-accounts of the Separate Account. The total of these shall be the Participant's Separate Account Accumulation Value. Interests in the sub-accounts shall be valued separately.

1.11   FUND

       The mutual fund or separate investment portfolio within a series mutual fund which is designated as an eligible investment for the Separate Account.

1.12   VALUATION DATE

       Any date on which a Fund is valued.

1.13   VALUATION PERIOD

       The period between successive valuation dates measured from the time of one determination to the next.

1.14   PARTICIPATION YEAR

       A period of one year beginning on the first day of the month in which purchase payments were first received under this contract on behalf of a Participant, or on an anniversary of that date.

1.15   UNIT

       A measure of a Participant's interest in the Separate Account or sub-account of the Separate Account.

1.16   1940 ACT

       The Investment Company Act of 1940, as amended, or any similar successor federal legislation.

1.17   CODE

       The Internal Revenue Code of 1986, as amended.

1.18   TSA LOAN ACCOUNT

       A portion of our general account, created for accounting purposes only, to which contract amounts are transferred as security for an outstanding loan under a tax-sheltered annuity contract.

                         SECTION 2.  PURCHASE PAYMENTS

2.01   AMOUNT OF PURCHASE PAYMENTS

       The amount of purchase payments to be paid by the Contract Owner by or on behalf of a Participant shall be determined by the Contract Owner in accordance with the provisions of the Plan. All purchase payments are payable at the Home Office of Minnesota Mutual. The Home Office is at 400 Robert Street North, St. Paul, Minnesota 55101-2098.

2.02   LIMITATIONS ON PURCHASE PAYMENTS

       Where the annuitant has a tax sheltered annuity, purchase payments may be limited. Elective deferrals which are purchase payments made by salary reduction are limited to: (a) $9,500; or (b) an indexed amount, if greater.

       A special increased limit in the case of an annuitant who has completed 15 years of service with an educational organization, a hospital, a home health service organization, a church, a convention or association of churches, or a health and welfare service agency may be available. The limit for any one year is increased by the lesser of:

       (a)  $3,000;

       (b) $15,000 reduced by amounts already excluded for prior taxable years by reason of this special exception; or

       (c) the excess of $5,000 multiplied by the number of years of service the annuitant has with the employer less all prior elective deferrals.

       The amount of salary reduction excludable from an annuitant's gross income may actually be less than the amount permitted under this limit on elective deferrals. This may be true if the annuitant's exclusion allowance described in Section 403(b)(2) of the Code, or the overall limit as described in Section 415(c) of the Code is less.

2.03   APPLICATION OF PURCHASE PAYMENTS

       There are usually no deductions made from purchase payments. However, Minnesota Mutual reserves the right to make a deduction from purchase payments for state premium taxes, where applicable.

2.04   ALLOCATION OF PURCHASE PAYMENTS

       Purchase payments may be allocated to the General Account or to the sub-accounts of the Separate Account. Purchase payments for each Participant shall be allocated to the General Account or to the sub-accounts of the Separate Account in accordance with the instructions of the Participant or the Contract Owner. The initial allocation is established as specified in the application for participation under this contract which must be signed by the Participant. The allocation may be changed as to future purchase payments by written or telephone notice to Minnesota Mutual from the Participant or Contract Owner. That notice must be received by Minnesota Mutual at its Home Office on or prior to the date of receipt of those future purchase payments.

2.05   SEPARATE ACCOUNT ALLOCATION

       Amounts allocated to the sub-accounts of the Separate Account will be applied by Minnesota Mutual to provide accumulation units. Minnesota Mutual will determine the number of accumulation units by dividing the purchase payment by the then current accumulation unit value. That determination will be made as of the Valuation Date coincident with or next following the date on which such purchase payment is received by Minnesota Mutual at its Home Office, and shall be made separately for purchase payments allocated to each of the sub-accounts. The number of accumulation units so determined shall not be affected by any subsequent change in the accumulation unit value.

       The Separate Account is divided into sub-accounts. For each sub-account there is a Fund for the investment of that sub-account's assets. Amounts are invested in the Funds at their net asset value. Purchase payments may be applied to one or more of the sub-accounts. Minnesota Mutual reserves the right to add, combine or remove any sub-accounts of the Separate Account.

       If investment in a Fund should no longer be possible or if Minnesota Mutual determines it to be inappropriate for contracts of this class, another Fund may be substituted. Substitution may be with respect to existing Accumulation Values, future purchase payments and future Annuity Payments.

2.06   CHANGES TO THE SEPARATE ACCOUNT

       Minnesota Mutual reserves the right to transfer assets of the Separate Account to another Separate Account. The transfer will be of assets associated with this class of contracts, as determined by Minnesota Mutual. If this type of transfer is made, the term "Separate Account", as used in this contract, shall then mean the Separate Account to which the assets were transferred.

       Minnesota Mutual reserves the right, when permitted by law, to:

       (a) de-register the Separate Account under the Investment Company Act of 1940;

       (b) restrict or eliminate any voting rights of contract owners or other persons who have voting rights as to the Separate Account; and

       (c)  combine the Separate Account with one or more other Separate
            Accounts.

                          SECTION 3.  CONTRACT CHARGES

3.01   DEFERRED SALES CHARGE

       The deferred sales charge is the charge made on Participant withdrawals during the first six Participation Years. The amount withdrawn plus any deferred sales charge is deducted from the Participant's Accumulation Value. In the Separate Account, accumulation units will be canceled of a value equal to the charge and withdrawal.

       The charge is indicated in the table shown below. These percentages decrease uniformly by .083% for each of the first 72 months of participation.

                  End of
            Participation Year              Charge
            ------------------              ------
           (Participation Date)              6.0%
                     1                       5.0%
                     2                       4.0%
                     3                       3.0%
                     4                       2.0%
                     5                       1.0%
                     6                         0%

       In no event will the amount of deferred sales charge exceed 9% of the total purchase payments made on behalf of each Participant.

3.02   SEPARATE ACCOUNT CHARGES

       There are three charges which are imposed by Minnesota Mutual on the assets of the Separate Account. They are the mortality risk charge, the expense risk charge and the administrative charge. These charges are deducted on each Valuation Date from the assets of the Separate Account.

       The mortality risk charge is for the mortality guarantees Minnesota Mutual makes under the contract. Actual mortality results incurred by Minnesota Mutual shall not adversely affect any payments or values under this contract. On an annual basis, this charge shall not exceed .60% of the net asset value of the Separate Account.

       The expense risk charge is for the guarantee that the deductions provided in this contract will be sufficient to cover its expenses. Actual expense results incurred by Minnesota Mutual shall not adversely affect any payments or values under this contract. On an annual basis, this charge shall not exceed .65% of the net asset value of the Separate Account.

       The administrative charge is designed to cover the administrative expenses incurred by Minnesota Mutual under this contract. On an annual basis, this charge shall not exceed .40% of the net asset value of the Separate Account.

                              SECTION 4.  VALUATION

4.01   PARTICIPANT'S ACCUMULATION VALUE

       A Participant's General Account Accumulation Value as of any date is the sum of the following transactions made on behalf of a Participant: all purchase payments allocated to the General Account plus interest, dividends and transfers into the General Account, less any transfers out of the General Account, any previous withdrawals and any applicable deferred sales charge.

       A Participant's Separate Account Accumulation Value is the sum of the Participant's interest in each sub-account of the Separate Account which is equal to the number of accumulation units held on behalf of the Participant multiplied by the accumulation unit value for the appropriate sub-account of the Separate Account.

4.02   ACCUMULATION UNIT VALUE

       The accumulation unit value for each sub-account of the Separate Account will be valued on each Valuation Date according to the net investment experience of that sub-account. The value of an accumulation unit for each sub-account was originally set at $1.00 on the first Valuation Date. For any subsequent Valuation Date, its value is equal to its value on the preceding Valuation Date multiplied by the net investment factor for that sub-account for the valuation period ending on the subsequent Valuation Date.

4.03   NET INVESTMENT FACTOR

       The net investment factor for a valuation period is the gross investment rate for such valuation period, less a deduction for the charges associated with the Separate Account at a rate of no more than 1.65% per annum.

       The gross investment rate is equal to:

       (a) the net asset value per share of a Fund share held in the sub-account of the Separate Account determined at the end of the current valuation period; plus

       (b) the per-share amount of any dividend or capital gain distributions by the Fund if the "ex-dividend" date occurs during the current valuation period; divided by

       (c) the net asset value per share of that Fund share held in the sub-account determined at the end of the preceding valuation period.

4.04   ANNUITY UNIT VALUE

       The value of an annuity unit for a sub-account is determined monthly as of the first day of the month. The value is equal to the annuity unit value for that sub-account as of the first day of the preceding month multiplied by the product of (a) .996338; and (b) a sub-account investment factor. This investment factor is the accumulation unit value for that sub-account on the Valuation Date next following the fourteenth day of the preceding month divided by the accumulation unit value for that sub-account on the Valuation Date next following the fourteenth day of the second preceding month. For any date other than the first of a month, the annuity unit value is that value on the first day of the next month.

4.05   GENERAL ACCOUNT INTEREST

       Interest will be credited to amounts allocated to the General Account at such interest rate as may be declared from time to time by Minnesota Mutual for this contract, in accordance with its usual practices for contracts of this class. Interest will be credited at a rate of no less than 3% per year, compounded annually.

                      SECTION 5.  WITHDRAWALS AND TRANSFERS

5.01   WITHDRAWAL PROVISIONS

       Withdrawals may be made only for the purpose of:

       (a)  providing Plan benefits in accordance with Section 7,

       (b)  transfers to the Contract Owner in accordance with Section 8.03,

       (c) transfers to Plan options available to Participants other than those provided for in this Contract, or

       (d) other withdrawals as allowed in the Plan and mutually agreed upon by Minnesota Mutual and the Contract Owner.

       The amount available for withdrawal shall be the Participant Accumulation Value less any applicable deferred sales charge. If withdrawals during the first calendar year of participation are equal to or less than 10% of the total purchase payments made on behalf of the Participant, the charge will not apply. In subsequent calendar years there will be no charge for withdrawals equal to or less than 10% of the prior calendar year Participant Accumulation Value. If a Participant's withdrawals in any calendar year exceed this amount, the deferred sales charge will apply to the excess.

       Withdrawal amounts shall be deducted from the Participant's General Account Accumulation Value on a first in, first out (FIFO) basis. Unless otherwise instructed by the Participant or the Contract Owner, withdrawal amounts will be made from a Participant's interest in the General Account and each sub-account of the Separate Account in the same proportion that the value of that Participant's interest in the General Account and any sub-account bears to that Participant's total Accumulation Value.

       Withdrawals are made upon written request from the Participant or Contract Owner to Minnesota Mutual. The withdrawal date will be the Valuation Date coincident with or next following the receipt of the request by Minnesota Mutual at its Home Office.

       From the General Account, withdrawals as described in (c) above, in combination with transfers as described in 5.06, will be limited to the greater of $1,000 or 10% of the Participant's General Account Accumulation Value in each calendar year. From the sub-accounts of the Separate Account, withdrawals as described in (c) above will not be limited as to amount. Such withdrawals may be taken once per year or in 12 monthly installments.

5.02   WITHDRAWAL RESTRICTIONS

       Contracts issued to fund 403(b) tax sheltered annuity programs must restrict certain withdrawals. Any purchase payment pursuant to a salary reduction agreement between a Participant and his or her employer may be paid only when:

       (a)  the Participant attains age 59 1/2;

       (b) when the Participant separates from service from his or her employer;

       (c)  when the Participant dies;

       (d)  when the Participant becomes disabled; or

       (e)  if the Participant qualifies for a hardship withdrawal.

5.03   HARDSHIP WITHDRAWAL PROVISIONS

       A hardship withdrawal is one that is made on account of an immediate and heavy financial need and a withdrawal is necessary to satisfy that financial need. The Participant may be required to provide Minnesota Mutual with information to substantiate that the hardship is one described in the Code and its regulations.

       A Participant may withdraw only the amount represented by his or her salary reduction contributions. Any earnings attributable to such contributions may not be withdrawn.

5.04   TAX PENALTIES

       If a withdrawal or surrender occurs before the annuitant is age 59 1/2, the annuitant may be subject to tax penalties. These penalties are imposed under the Code. The annuitant may not be subject to tax penalties on amounts received before age 59 1/2 if:

       (a)  the annuitant becomes disabled as defined by the Code;

       (b) the amount received is in excess of the allowed elective deferral and returned to the annuitant before the required tax return filing date for that year, together with any earned interest; or

       (c) if the entire amount in the contract is received and reinvested in a similar plan entitled to similar tax treatment.

       Minnesota Mutual will not be liable for any tax penalties on amounts received or paid by us under this contract. Minnesota Mutual also retains the right to treat any transaction treated by law as a contract distribution as a complete contract surrender.

5.05   TRANSFER OF PARTICIPANT'S ACCUMULATION VALUE

       Transfers of a Participant's Accumulation Value may be made among the Participant's General Account and the sub-accounts of the Separate Account. Such a transfer is made upon the written request from the Participant or Contract Owner to Minnesota Mutual. The transfer date will be the Valuation Date coincident with or next following the receipt of the transfer request by Minnesota Mutual at its Home Office.

5.06   TRANSFERS OF THE GENERAL ACCOUNT

       All transfers of General Account Accumulation Value of the Participant's Account shall be on a first in, first out (FIFO) basis. In each calendar year, amounts withdrawn by Participants for transfer to other Plan options, as described in 5.01(c), combined with amounts transferred from the Participant's General Account Accumulation Value to the sub-accounts of the Separate Account, may not exceed the greater of $1,000 or 10% of their General Account Accumulation Value. Transfers are permitted once per year or in 12 monthly installments.

5.07   TRANSFERS FROM THE SEPARATE ACCOUNT

       For transfers from the sub-accounts of the Separate Account, a number of Accumulation Units will be surrendered such that the Accumulation Value of the surrendered Accumulation Units equals the amount transferred. Transfers between the sub-accounts of the Separate Account are unlimited as to amount and frequency.

SECTION 6.  CONTRACT LOANS

6.01   LOAN PROVISIONS

       Loans may be taken upon written request from the Participant to Minnesota Mutual. Upon receipt of the loan request, Minnesota Mutual will send the Participant a loan application and agreement. The loan application and agreement must be executed by the Participant. The contract and the Participant's Accumulation Value are the only security required for the loan. Minnesota Mutual will charge interest on the loan in arrears.

       The Participant must indicate the Separate Account sub-accounts that will be transferred to the TSA Loan Account. If no instruction is received from the Participant, transfers of amounts to the TSA Loan Account will be made from amounts in each sub-account of the Separate Account in the same proportion that the value of an amount in any sub-account bears to the total Participant's Accumulation Value prior to the loan.

       At the time a Participant requests a loan, the amount requested as a loan plus the interest that will be charged during the first quarter that the loan is outstanding, plus any applicable deferred sales charge, will be transferred from the Participant's Separate Account Accumulation Value into the General Account on the date the Participant's loan application is approved. This TSA Loan Account will then be the source of the loan and the succeeding loan transactions.

       Failure to meet the requirements of the loan agreement will result in its termination. Loan amounts will then be treated as distributions under the contract. Treatment of a loan as a distribution will result in taxable income under applicable tax rules. In addition, depending upon the Participant's circumstances, it may result in income taxation, tax penalties, and disqualification of the Participant's interest in the contract as a tax-sheltered annuity. If there is a distribution, the Participant's Accumulation Value will be reduced by the amount of the outstanding loan principle, reduced by any interest due, and reduced by any applicable deferred sales charge on that amount.

6.02   LOAN RESTRICTIONS

       The minimum loan amount is $1,000.

       The maximum loan amount is the lesser of:

       (a)  $50,000; or

       (b) one-half of the Participant's Accumulation Value less any applicable deferred sales charge or, if greater, the Participant's Accumulation Value up to the amount of $10,000, less the amount of interest that would be charged during the first quarter that such loan would be outstanding and less any applicable deferred sales charge.

       In addition, loans are subject to the follow additional restrictions:

       (a)  Only one loan may be outstanding at any time,

       (b) A period of at least three months is required between the repayment of a loan and the application for a new loan,

       (c) If there is an outstanding loan on the contract, then any withdrawals will be limited to the Accumulation Value less the outstanding loan principle, less any interest due, and less any applicable deferred sales charge,

       (d)  A loan is not available if annuity payments have begun, and

       (e) The TSA Loan Account portion of a Participant's contract in the General Account may not be transferred to the Separate Account when the loan is outstanding, provided, however, that a single transfer from the TSA Loan Account to the Separate Account will be allowed each calendar year. The amount remaining in the TSA Loan Account must be equal to the amount of the loan outstanding plus the amount of interest that would be charged during the next calendar quarter on such loan plus any applicable deferred sales charge.

6.03   LOAN INTEREST RATE

       The loan interest rate is variable and will be set quarterly on the first day of each calendar quarter. It will apply to the outstanding loan principal in that calendar quarter. This rate will not exceed the greater of the "published monthly average" for the calendar month ending two months before the beginning of the calendar quarter, or the "interest rate in effect on the contract" plus 1%. The "published monthly average" means the Moody's Composite Average of Yields on Bonds as published by the Moody's Investors Service. The "interest rate in effect on the contract" is the interest rate credited on portions of the Accumulation Value allocated to the General Account.

       The interest rate credited to allocations of Accumulation Value to the General Account will also be credited to the TSA loan account, which will have the effect of reducing the effective interest rate to be paid on the loan to the difference between the interest rate paid on the loan and that credited on the TSA loan account. A loan will have a permanent effect on the Participant's Accumulation Value. The effect could be either positive or negative, depending upon whether the investment results of the sub-accounts are greater or lesser than the interest rate credited on the TSA loan account.

6.04   LOAN REPAYMENT

       Repayment must be made over a period of five years or less. Repayment must be made in substantially equal payments. The loan repayment schedule will require the level amortization of the loan over the repayment period. Early repayment may be made without penalty at any time.

       As TSA loan amounts are repaid, those amounts are used to reduce the loan. When the loan is repaid in full through early repayment or the completion of the loan payments over the scheduled repayment period, then the TSA Loan Account terminates, and the amounts remain in the General Account. A Participant may reallocate these amounts among the General Account and the sub-accounts of the Separate Account by exercising his or her contract rights of transfer.

6.05   IMPACT OF WITHDRAWAL ON LOAN

       If there is a loan and the total Participant's Accumulation Value is withdrawn, the loan is due. If it is not repaid prior to the complete withdrawal, the payment on withdrawal will be the Participant's Accumulation Value less the outstanding loan principle, less any interest due, and less any applicable deferred sales charges. In addition, depending upon the Participant's circumstances, such a withdrawal may result in income taxation, tax penalties, and disqualification of the Participant's interest in the contract as a tax-sheltered annuity.

                          SECTION 7. BENEFIT PROVISIONS

7.01   DEATH BENEFITS

       In the event of the death of a Participant prior to the Annuity Commencement Date, the beneficiary of that Participant will receive as a death benefit the greater of: (a) the Participant's Accumulation Value, determined as of the Valuation Date coincident with or next following the date due proof of death is received by Minnesota Mutual at its Home Office; or (b) the total of the Participant's purchase payments received by Minnesota Mutual less any prior Participant withdrawals. The death benefit will be paid in a single sum; or at the option of the beneficiary the death benefit may be applied under Option 2, or Option 4 of the Annuity Payment Options specified in Section 7.05, subject to the minimum payment requirements of Section 7.04.

7.02   ANNUITY COMMENCEMENT DATE

       The Contract Owner or the Participant shall notify Minnesota Mutual in writing at its Home Office to begin Annuity Payments for a Participant, specifying the date such Annuity Payments are to commence. Unless otherwise permitted by the Plan, such date may be the first day of any calendar month provided that it may not be earlier than 30 days following the date such notice is given and provided further that it may not be later than April 1st of the calendar year following the calendar year in which the Participant attains age 70 1/2. In order to avoid tax penalties, the Participant will have to meet certain minimum distribution requirements.

7.03   ELECTION OF ANNUITY OPTION

       The Contract Owner or the Participant may elect to have Annuity Payments made under any of the Annuity Payment Options described in Section 7.05, provided such election is received in writing by Minnesota Mutual at its Home Office at least 30 days prior to the Annuity Commencement Date. If no such election is received by Minnesota Mutual, Annuity Payments will be made in accordance with Option 2A, a life income with a period certain of 120 months.

7.04   APPLICATION OF ACCUMULATION VALUE

       As of the Annuity Commencement Date, Minnesota Mutual shall apply the Participant's Accumulation Value to provide Annuity Payments under the Annuity Payment Option determined in accordance with Section 7.03; provided, however, that the first payment under such Annuity Payment Option must be at least $20.00 in amount. If such first payment would be less than $20.00 in amount, the Participant's Accumulation Value will be paid to the Participant in a lump sum as of his or her Annuity Commencement Date, and the Participant shall thereafter have no further rights under this contract. The requirement that the first payment be at least $20.00 shall be imposed separately for the portion of the Annuity Payments payable as a Fixed Annuity and the portion payable as a Variable Annuity under each of the sub-accounts of the Separate Account.

7.05   ANNUITY PAYMENT OPTIONS

       Option 1 - Life Annuity - An annuity payable during the lifetime of the Annuitant and terminating with the last monthly payment preceding the death of the Annuitant.

       Option 2 - Life Annuity with a Period Certain of 120 months (Option 2A), 180 months (Option 2B), or 240 months (Option 2C) - An annuity payable during the lifetime of the Annuitant, with the guarantee that if the Annuitant dies before payments have been made for the Period Certain elected, payments will continue to the beneficiary during the remainder of such Period Certain. The beneficiary may elect to receive the commuted value of the remaining guaranteed payments in a lump sum. The value will be based on the then current dollar amount of one payment and the same interest rate which served as a basis for the annuity.

       Option 3 - Joint and Last Survivor Annuity - An annuity payable during the joint lifetime of the Annuitant and a designated joint annuitant and continuing thereafter during the remaining lifetime of the survivor.

       Option 4 - Period Certain Annuity - An annuity payable for a Period Certain of from 5 to 20 years, as elected. If the Annuitant dies before payments have been made for the Period Certain elected, payments will continue to the beneficiary during the remainder of such Period Certain. The beneficiary may elect to receive the commuted value of the remaining guaranteed payments in a lump sum. The value will be based on the then current dollar amount of one payment and the same interest rate which served as a basis for the annuity.

       Payments under any of these Annuity Payment Options will be determined in accordance with Section 7.07 for a Fixed Annuity and with Section 7.08 for a Variable Annuity. If, when Annuity Payments are elected, Minnesota Mutual is using annuity purchase rates for this class of contract which would result in larger Annuity Payments, they will be used instead of those guaranteed in this contract.

       Minnesota Mutual reserves the right to require proof satisfactory to it of the age of a Annuitant and any joint annuitant prior to making the first payment under any Annuity Payment Option. Once Annuity Payments begin, the Annuity Payment Option may not be changed.

7.06   ELECTION OF ANNUITY FORM

       Unless Minnesota Mutual shall be notified in writing to the contrary by the Contract Owner or Participant at least 30 days prior to the Annuity Commencement Date, General Account

       Accumulation Value will be applied to provide a Fixed Annuity and Separate Account accumulation units will be applied to provide a Variable Annuity.

7.07   DETERMINATION OF FIXED ANNUITY PAYMENT

       The tables contained in this contract are used to determine the amount of guaranteed fixed monthly Annuity Payments. They show the dollar amount of the monthly payment which can be purchased with each $1,000 of Participant Accumulation Value, after deduction of any applicable premium taxes not previously deducted under the provisions of Section 2.03 and a fee of $200. Amounts shown in the tables are based on the Progressive Annuity Table with interest at the rate of 3.0% per annum, assuming births in the year 1900, with an age setback of six years. The amount of each payment depends upon the adjusted age of the Participant and any joint annuitant. The adjusted age is determined from the actual age nearest birthday at the time the first payment is due in the following manner:

              Calendar Year
                of Birth         Adjusted Age is Equal to -
             --------------          ------------------
                1900-1919                Actual Age
                1920-1939            Actual Age Minus 1
                1940-1959            Actual Age Minus 2
                1960-1979            Actual Age Minus 3
             1980 and Later          Actual Age Minus 4

  GUARANTEED MINIMUM DOLLAR AMOUNT OF FIXED MONTHLY PAYMENT WHICH IS PURCHASED
                       WITH EACH $1,000 OF VALUE APPLIED

  Adjusted Age
  of Annuitant              Single Life Annuities
  ------------  -----------------------------------------------
                Option 1    Option 2A     Option 2B   Option 2C
                --------    ---------     ---------   ---------
       50        $3.99       $3.97         $3.94       $3.89
       51         4.05        4.03          4.00        3.95
       52         4.13        4.10          4.06        4.00
       53         4.20        4.17          4.13        4.06
       54         4.28        4.25          4.20        4.12

       55         4.37        4.33          4.27        4.18
       56         4.46        4.41          4.35        4.25
       57         4.55        4.50          4.42        4.31
       58         4.65        4.59          4.51        4.38
       59         4.76        4.69          4.59        4.44

       60         4.87        4.79          4.68        4.51
       61         4.99        4.90          4.77        4.58
       62         5.12        5.01          4.86        4.65
       63         5.26        5.13          4.96        4.72
       64         5.40        5.25          5.06        4.79

       65         5.56        5.39          5.16        4.85
       66         5.72        5.52          5.27        4.92
       67         5.90        5.67          5.37        4.99
       68         6.09        5.82          5.48        5.05
       69         6.29        5.97          5.59        5.11

       70         6.51        6.13          5.69        5.16
       71         6.74        6.30          5.80        5.21
       72         6.99        6.48          5.90        5.26
       73         7.26        6.66          6.01        5.31
       74         7.54        6.84          6.11        5.34
       75         7.86        7.03          6.20        5.38


                Option 3 -- Joint and Last Survivor Life Annuity

Adjusted Age of
Joint Annuitant*                            Adjusted Age of Annuitant*
----------------      ------------------------------------------------------------------
                        55        60        62        65         67       70        75
                      -----     -----     -----     -----     -----     -----      -----
         54           $3.80     $3.93     $3.98     $4.04     $4.08     $4.13     $4.19
         59            3.95      4.14      4.21      4.32      4.38      4.46      4.57
         61            4.00      4.22      4.31      4.43      4.50      4.61      4.75
         64            4.07      4.34      4.44      4.60      4.70      4.83      5.03
         66            4.12      4.41      4.53      4.71      4.82      4.99      5.23
         69            4.17      4.50      4.65      4.86      5.01      5.23      5.56
         74            4.25      4.64      4.81      5.09      5.29      5.60      6.11

 * Dollar amounts of the monthly payments for ages not shown in this table will be calculated on the same basis as those shown and may be obtained from us upon request.

                  Option 4 -- Fixed Period Annuity

    Fixed Period   Dollar Amount     Fixed Period  Dollar Amount
       (Years)      of Payment          (Years)     of Payment
       -------      ----------          -------     ----------
         5             $17.91            13            $7.71
         6              15.14            14             7.26
         7              13.16            15             6.87
         8              11.68            16             6.53
         9              10.53            17             6.23
        10               9.61            18             5.96
        11               8.86            19             5.73
        12               8.24            20             5.51

7.08   DETERMINATION OF VARIABLE ANNUITY PAYMENTS

       The dollar amount of the first monthly variable Annuity Payment is determined by applying the Participant's Separate Account Accumulation Value (after deduction of any premium taxes not previously deducted) to a rate per $1,000 which is based on the Progressive Annuity Table with interest at the rate of 4.5% per annum, assuming births in the year 1900, with an age setback of six years. The amount of the first payment depends upon the annuity payment option selected and the adjusted age of the annuitant and any joint annuitant. The adjusted ages shall be determined using the same table as illustrated in Section 7.06 for determination of fixed Annuity Payments. A number of annuity units is then determined by dividing this dollar amount by the then current annuity unit value. Thereafter, the number of annuity units remains unchanged during the period of Annuity Payments. This determination is made separately for each sub-account of the Separate Account. The number of annuity units is based upon the available value in each sub-account as of the date Annuity Payments are to begin.

       The dollar amount of the second and later variable Annuity Payments is equal to the number of annuity units determined for each sub-account multiplied by the annuity unit value for that sub-account as of the due date of the payment. This amount may increase or decrease from month to month.

       The dollar amounts determined for each sub-account will be aggregated for purposes of making payment.

7.09   TRANSFERS DURING THE ANNUITY PERIOD

       Participant amounts held as annuity reserves may be transferred among the Variable Annuity sub-accounts during the annuity period. The change must be made by written request. The annuitant and joint annuitant, if any, must make such an election.

       A transfer will be made on the basis of annuity unit values. The transfer will be effective for future Annuity Payments and will occur the middle of the month preceding the next Annuity Payment affected by the transfer request. The number of annuity units from the sub-account being transferred will be converted to a number of annuity units in a new sub-account. The Annuity Payment option will not change. The first Annuity Payment after the transfer will be for the same amount as it would have been without the transfer. The number of annuity units will be set at that number of units which are needed to pay that same amount on the transfer date.

       Transfers of annuity reserves from any sub-account must be at least equal to: 1) $5,000; or 2) the entire amount of reserve remaining in that sub-account. In addition, Annuity Payments must have been in effect for a period of 12 months before a change may be made. Such transfers are allowed only once every 12 months. The written request for transfer must be received by Minnesota Mutual at least 30 days in advance of the due date of the Annuity Payment subject to the transfer.

       Amounts held as reserves to pay a Variable Annuity may also be transferred to provide a Fixed Annuity from the General Account, subject to the dollar amount and frequency limitations described above. The amount transferred will be applied to provide a Fixed Annuity amount of the same annuity option based upon the adjusted age of the annuitant and any joint annuitant at the time of the transfer. Once fixed Annuity Payments begin, the annuity reserves may not be transferred back to provide a Variable Annuity.

7.10   LUMP SUM SETTLEMENT

       By written notice to Minnesota Mutual by the Contract Owner at least 30 days prior to the Annuity Commencement Date, a lump sum settlement of a Participant's Accumulation Value may be elected in lieu of the application of such value to provide Annuity Payments for the Participant under an Annuity Payment Option. After such lump sum settlement has been made, the Participant shall have no further rights under this contract.

                     SECTION 8.  SUSPENSION AND TERMINATION

8.01   SUSPENSION OF PURCHASE PAYMENTS

       The Contract Owner may suspend purchase payments at any time by giving 60 days written notice to Minnesota Mutual of such suspension. The suspension may be with respect to all Participants, or only with respect to those Participants in such class or classes as are specified by the Contract Owner.

       Except as to those Participants for whom purchase payments are suspended, the contract shall continue to operate during a period of suspension as if such suspension had not occurred. Purchase payments may be resumed at any time upon written notice to Minnesota Mutual by the Contract Owner.

8.02   TERMINATION OF CONTRACT

       The contract may be terminated by the Contract Owner as of a date specified in a written notice to Minnesota Mutual, provided that the date of termination specified by the Contract Owner may not be earlier than the day Minnesota Mutual receives the notice at its home office and, provided further, if no date is specified, the date of termination shall be the Valuation Date next following the date Minnesota Mutual receives the written notice at its home office.

       The contract may be terminated by Minnesota Mutual as of a date specified in a written notice to the Contract Owner in the event that:

       (a) The Plan is no longer deemed to be a "qualified plan" under Section 403(b) of the Internal Revenue Code or other section of the Code allowing similar tax treatment; or

       (b)  The Plan is terminated; or

       (c) Minnesota Mutual determines that because of a change in the Plan or in the benefits to be provided thereunder, it is necessary to amend or modify this contract, and the Contract Owner does not assent to the amendment or modification.

8.03   EFFECT OF TERMINATION

       After termination, no further purchase payments will be accepted by Minnesota Mutual under this contract.

       Termination of the contract will have no effect on Participants as to whom Annuity Payments have commenced. As to other Participants, Participant Accumulation Values shall continue to be maintained under the contract until: (a) withdrawn to provide benefits under the conditions of Section 5.01; (b) applied to provide Annuity Payments; or (c) transferred to the Contract Owner as provided in Section
       8.04 or Section 8.05. While Participant Accumulation Values are maintained under this contract, the withdrawal and transfer provisions will continue to apply on the same basis as prior to termination.

       If the Participant Accumulation Values are to be transferred to the Contract Owner, Minnesota Mutual shall determine a liquidation date which shall be a Valuation Date not later than 180 days after the date of termination.

8.04   LUMP SUM TERMINATION VALUE

       The lump sum termination value will be equal to the sum of all Participant's Separate Account Accumulation Values plus the lesser of:

       a)   The sum of all Participant's General Account Accumulation Values; or

       b)   The sum of all Participant's General Account Market Values.

       A market value will be determined in aggregate for Participant General Account Accumulation Values based on the following formula:

       Market value = (Participant General Account x (1 + G)to the power 6
                                              ---------------------------------
                          Accumulation Value) (1 + C + .0025) to the power of 6

       where G = the greater of:

       (a) the weighted interest crediting rate in effect on all Participant General Account Accumulation Values under this contract as of the liquidation date; or

       (b) the weighted interest crediting rate in effect on all Participant General Account Accumulation Values at any time during the six month period preceding the liquidation date.

       C = the lesser of:

       (a) the current interest crediting rate in effect for new purchase payments to this contract as of the liquidation date; or

       (b) the interest crediting rate in effect for new purchase payments to this contract as of six months prior to the liquidation date, adjusted by the interest yield on a 10 year U.S. Treasury note as of the liquidation date, less the yield six months prior to the liquidation date.

            However, Minnesota Mutual guarantees that the Participant General Account Market Value will not be less than the sum of all allocations made to the General Account by or on behalf of each Participant, accumulated at 3% per annum, less any Participant withdrawals, any applicable deferred sales charge and less any transfers of General Account accumulation values to the Group Variable Annuity Account.

       Within seven days after the termination of the contract, Minnesota Mutual will make payment to the Contract Owner of the Separate Account Accumulation Value held on behalf of each Participant. However, Minnesota Mutual reserves the right to defer payment for any period during which the New York Stock Exchange is closed for trading or when the Securities and Exchange Commission has determined that a state of emergency exists which may make such determination and payment impractical.

       Minnesota Mutual will make payment to the Contract Owner of the General Account portion of the lump sum termination value on the liquidation date.

8.05   INSTALLMENT TERMINATION VALUE

       Under the installment method of liquidation, Minnesota Mutual will make payment to the Contract Owner of the Separate Account Accumulation Value held on behalf of each Participant within seven days following the termination of the contract. However, Minnesota Mutual reserves the right to defer payment for any period during which the New York Stock Exchange is closed for trading or when the Securities and Exchange Commission has determined that a state of emergency exists which may make such determination and payment impractical.

       The General Account portion of each Participant's Accumulation Value will be paid to the Contract Owner in substantially equal installments over a five year period. The Contract Owner may elect annual or quarterly installments with the first installment due as of the liquidation date and the last installment due at the end of the five year period. The amount of each installment will be determined by dividing the total Participant General Account Accumulation Values as of each installment date by the number of remaining installments including the installment which is being calculated. During the installment period, Participant General Account Accumulation Values will continue to earn interest at a rate determined by using the same methodology for determining such rate in effect immediately prior to termination. The gross yield on assets, before reduction for expense margin, assumed in employing the methodology will be determined in the same way as immediately prior to termination. This rate shall not be less than the hypothetical yield for a portfolio of five-year treasuries would be under the same historical cash flow for the General Account. The expense margin assumed in employing the methodology will be no greater than the expense margin used immediately prior to termination plus .25%.

8.06   FINAL TERMINATION

       This contract shall finally terminate when each Participant's Accumulation Value is reduced to zero and Minnesota Mutual shall have completed all payments due hereunder.

                          SECTION 9. GENERAL PROVISIONS

9.01   CONTRACT

       This contract is delivered in, and shall be construed according to the laws of the jurisdiction specified on Page 1 hereof. With respect to all transactions regarding this contract, except as may be otherwise specifically provided, Minnesota Mutual may deal with the Contract Owner on the basis that the Contract Owner has full ownership and control of the contract. No obligation under the Plan is assumed by Minnesota Mutual, nor shall the Plan or any amendment thereto be construed to amend or modify this contract in any way except with the express written consent of Minnesota Mutual.

9.02   MODIFICATION OF CONTRACT

       This contract may be modified at any time by written agreement between Minnesota Mutual and the Contract Owner. However, no such modification will adversely affect the rights of any Participant unless the modification is made to comply with a law or government regulation.

       No person except the President, a Vice President, the Secretary, or an Assistant Secretary of Minnesota Mutual has authority on behalf of Minnesota Mutual to modify the contract or to waive any requirement of the contract. Minnesota Mutual shall not be bound by any promise or representation made by or to any agent or person other than as above.

9.03   BENEFICIARY

       A Participant, or Annuitant where Annuity Payments have commenced, may designate a beneficiary to receive any amount which may become payable to such beneficiary under the terms of the Plan. The designation may be made or changed by the Participant or Annuitant at any time during his or her lifetime by filing satisfactory written notice with Minnesota Mutual at its Home Office. The new designation shall take effect only upon being recorded by Minnesota Mutual at its Home Office. When so recorded, even if the Participant or Annuitant is not then living, it shall take effect as of the date the notice was signed, subject to any payment made by Minnesota Mutual before recording the change.

       The interest of any beneficiary who dies before the Participant or Annuitant shall terminate at the death of that beneficiary. If the interest of all designated beneficiaries has terminated, any proceeds payable at the Participant's or Annuitant's death shall be paid to the Participant's or Annuitant's estate.

9.04   PARTICIPATION IN DIVISIBLE SURPLUS

       This is a participating contract. The portion, if any, of the divisible surplus of Minnesota Mutual accruing upon this contract shall be determined annually by Minnesota Mutual and shall be credited to the contract on such basis as is determined by Minnesota Mutual.

9.05   CERTIFICATES AND STATEMENTS

       Minnesota Mutual shall make available to each Participant a certificate which describes the Participant's rights and privileges under this contract. Minnesota Mutual shall issue to each Participant or Annuitant as to whom Annuity Payments are provided hereunder an individual certificate setting forth the amount and terms of such Annuity Payments. Before annuity payments have commenced, at least once in each Contract Year, Minnesota Mutual will furnish to the Participant a statement of each Participant's Individual Account, the current accumulation unit value, and each Participant's Accumulation Value. Such statement shall be as of a date within two months of the mailing of the statement.

9.06   MISSTATEMENT OF AGE

       If a person's age has been misstated, the amount payable under this contract as an annuity will be that amount which would have been paid based upon that person's correct age. In the case of an overpayment, Minnesota Mutual may either deduct the required amount from that person's future annuity payments under this contract; or, require the person to pay Minnesota Mutual in cash; or both may be done until Minnesota Mutual has been fully repaid. In the case of an underpayment, Minnesota Mutual will pay the required amount with the next payment.

9.07   ASSIGNMENT

       This contract may not be assigned, sold, transferred, discounted or pledged by the Participant as collateral for a loan or as security for the performance of an obligation or for any other purpose. In addition, any Accumulation Value attributable to this contract is non-forfeitable. To the maximum extent permitted by law, the Participant's Accumulation Value and any benefits payable under this contract shall be exempt from the claims of creditors of the Participant.

9.08   CONTRACT VALUES

       Amounts payable at death, withdrawal benefits, Accumulation Values and the annuity benefit described in this contract are not less than the minimum benefits required by any statute of the state in which this contract is delivered.

9.09   ANNUITY RESERVES
       Reserves held by Minnesota Mutual for Annuity Payments under this contract shall not be less than those reserves required by the law in the state in which this contract is delivered.